FOR IMMEDIATE RELEASE: FRIDAY, AUGUST 13, 1999

CONTACT: JOHN PRICE - CHAIRMAN/CEO
         G. REX FRAZIER - PRESIDENT
         JP REALTY, INC.
         (801) 486-3911

                                                           FOR IMMEDIATE RELEASE
                                     *******

               JP REALTY, INC. ADOPTS STOCKHOLDER RIGHTS PLAN AND
                                BY-LAW AMENDMENTS

     SALT LAKE CITY, UTAH - August 13, 1999 -- JP Realty, Inc. (NYSE: JPR) announced today that its Board of Directors unanimously approved the adoption of a Stockholder Rights Plan. Under the Plan, each holder of Common Stock of JP Realty, Inc. will receive a dividend distribution at the rate of one Right for each share of Common Stock held of record as of the close of business on August 18, 1999. JP Realty Inc.'s Board of Directors also unanimously adopted amendments to its By-Laws electing to become subject to Subtitle 8 of Title 3 of the Maryland General Corporation Law.

     The Rights are intended to enable all of the Company's stockholders to realize the long-term value of their investment in the Company. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

     The Rights are not being distributed, and the By-Laws are not being amended, in response to any effort to acquire control of JP Realty, Inc. and the Board is not aware of any such effort.

     Each Right will entitle holders of Common Stock to buy one Unit of junior preferred stock of JP Realty, Inc. at an exercise price of $70.00. Each Unit has substantially the same economic and voting rights as one share of Common Stock. The Rights will be exercisable, and will detach from the Common Stock (the "Distribution Date") only (A) if a person or group (i) acquires 15 percent or more of the outstanding shares of Common Stock of JP Realty, Inc.; (ii) announces a tender or exchange offer that, if consummated, would result in a person or group beneficially owning 15 percent or more of the outstanding shares of Common Stock of JP Realty, Inc.; (iii) is declared by the Board to be an Adverse Person if such person or group beneficially owns 10% or more of the outstanding shares of Common Stock of JP Realty, Inc.; or (iv) acquires beneficial ownership of 40% or more of the outstanding shares of Common Stock of JP Realty, Inc. or (B) upon the occurrence of certain events involving a consolidation, merger or sale or transfer of assets or earning power of JP Realty, Inc. Upon the occurrence of certain triggering events, each Right will entitle the holder (other than the acquiring person or group) to purchase Units (or, in certain circumstances, common stock of the acquiring person) with a value of twice the exercise price of the Rights upon payment of the exercise price. JP Realty, Inc. will be entitled to redeem the Rights at $.0001 per Right at any time until the Distribution Date. The Rights will expire at the close of business on August 11, 2009.

     Details of the Rights Plan are outlined in materials that will be mailed to all stockholders. The text of the By-Law amendments will be set forth in a Report on Form 8-K to be filed by JP Realty, Inc. with the Securities and Exchange Commission.

     JP Realty, Inc. is one of the leading owners/operators of retail shopping center properties in the Intermountain Region of the United States with a continued focus on the western states.

     JP Realty, Inc. owns or has an interest in 50 properties which consist of seventeen (17) enclosed regional malls, twenty-five (25) anchored community centers, two (2) free-standing retail properties and six (6) mixed-use commercial/business properties, containing an aggregate of over 14.35 million square feet of Gross Leasable Area (GLA) in 10 western states. In addition, JP Realty, Inc. currently has under construction 500,000 square feet of GLA which includes one regional mall and the expansion of one of its other regional malls.

     Certain statements contained herein may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance and achievements of JP Realty, Inc. to be materially different from future results, performance and achievements expressed or implied by such forward-looking statement. Investors are cautioned that JP Realty Inc.'s actual results could differ materially from those set forth in the forward-looking statements.